Pricing Supplement No. 1           Filing under Rule 424(b)(3)
Dated July 16, 1997                Registration File No.
333-16375
(To Prospectus dated December 13, 1996 and
 Prospectus Supplement dated December 16, 1996)



                    AVERY DENNISON CORPORATION

                    Medium-Term Notes, Series D
          Due from 9 Months to 30 Years from Date of Issue

          The Medium-Term Note(s) due from 9 months to 30 years from the date of issue offered concurrently herewith will have a: _X_ fixed rate of interest, _____ floating rate of interest;
and will be issued initially as:  _X_   a Global Note, _____
Certificated Notes.


Principal amount: $10,000,000            Interest rate basis (if
floating rate):
                                         N/A
Interest Rate (if fixed rate): 6.75%     _____ Commercial Paper
Rate
Stated Maturity:  July 16, 2007          _____ Prime Rate
Specified Currency: U.S. Dollars         _____ LIBOR
Authorized Denominations                 _____ Treasury Rate
 (if Specified Currency                  _____ CD Rate
 is not U.S. dollars): N/A               _____ Federal Funds Rate
Exchange Rate Agent                      _____ Other:
 (if Specified Currency                  Calculation Agent: N/A
 is not U.S. dollars): N/A               Index Maturity: N/A
Issue price (as a percentage of          Spread: N/A
 principal amount): 100%                 Spread Multiplier: N/A
Selling Agent's commission (%): .625%    Maximum Interest Rate:
N/A
Purchasing Agent's discount              Minimum Interest Rate:
N/A
 or commission (%): N/A                  Initial Interest Rate:
N/A
Net proceeds to the Company (%): 99.375% Interest Payment Period:
N/A
Settlement date (original                Interest Rate Reset
Period: N/A
 issue date):  July 16, 1997             Interest Reset Date(s):
N/A
Redemption Commencement                  Interest Determination
Date(s): N/A
 Date (if any): N/A                      Calculation Date(s): N/A
Repayment Commencement                   Interest Payment
Date(s): A/S
 Date (if any): N/A                      Regular Record Date(s):
A/S
Depositary                               Sinking Fund (if any):
N/A
 (if Global Note):
 Depository Trust Company


     Redemption prices (if any): The Redemption Price shall initially be ____% of the principal amount of such Note(s) to be redeemed and shall decline (but not below par) on each anniversary of the Redemption Commencement Date by _____% of the principal amount to be redeemed until the Redemption Price is 100% of such principal amount.

     Repayment prices (if any): The Repayment Price shall initially be ___% of the principal amount of such Note(s) to be repaid and shall decline (but not below par) on each anniversary of the Repayment Commencement Date by ___% of the principal amount until the Repayment Price is 100% of such principal amount.

     If such Note(s) is (are) denominated in other than U.S.
dollars, the applicable Foreign Currency Supplement is attached hereto.

     Additional terms: N/A

     As of the date of this Pricing Supplement, the aggregate principal amount (or its equivalent in the Specified Currency) of the Securities (as defined in the Prospectus) which have been sold (including the Note(s) to which this Pricing Supplement relates) is $10,000,000.

     "N/A" as used herein means "Not Applicable". "A/S" as used herein means "As stated in the Prospectus Supplement referred to above".


GOLDMAN, SACHS & CO.